Exhibit 10.1.2

VALUE LINE, INC.

CLAWBACK POLICY

(Effective Dec 1, 2023)

Purpose

Value Line, Inc. (“VLI”) is establishing this Clawback Policy (this “Policy”) to encourage sound financial reporting and increase individual accountability. This Policy has been adopted by Value Line, Inc.’s Board of Directors (the “Board”) and is effective from December 1, 2023 (the “Effective Date”).

Administration

The Compensation Committee (as constituted from time to time, and including any successor committee, the “Committee”) shall administer this Policy. Subject to the provisions of this Policy, the Committee shall make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

Policy

1.	Coverage.

a. Covered Officers. All officers (as defined by Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) are “Covered Officers.” In addition, the Committee may designate other employees as “Covered Officers” (or remove such designations) from time to time. For purposes of this Policy, the term “Covered Officer” means any current Covered Officer.

b. Covered Compensation Arrangements; Effective Date. This Policy applies to all short- or long-term cash incentives or other incentive compensation, in each case the amount, payment and/or vesting of which is calculated based in whole or in part on the application of objective performance criteria in the future.

Measured during any part of the period covered by the Restatement (as defined below) (collectively, “Incentive Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Incentive Compensation: salary, bonus considered to be part of salary structure, tax-qualified retirement benefits, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, and programs that provide a de Minimis amount of compensation, as determined by the Committee. This Policy shall apply only to Incentive Compensation granted on or after the Effective Date to a person who is or becomes a current or former Covered Officer after the effective date.

c. Restatement. For purposes of this Policy, a “Restatement” means an accounting restatement that Value Line, Inc. is required to prepare due to VLI’s material noncompliance with any financial reporting requirement under the securities laws. For the avoidance of doubt, an accounting restatement that occurs as a result of a change in accounting principles shall not be deemed a Restatement.

2.	Exercise of Clawback Authority

If a Restatement occurs, the Committee shall review all Incentive Compensation paid to Covered Officers on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. With respect to each Covered Officer, the Committee shall seek to require the forfeiture or repayment of the amount of Incentive Compensation, during the 3-year period preceding the date on which VLI is required to prepare the Restatement, that is in excess of what would have been awarded to and/or paid to the Covered Officer under the Restatement, either (1) if the Covered Officer engaged in fraud or intentional misconduct which materially contributed to the need for the Restatement, or (2) to the extent required by Applicable Rules (defined below) adopted prior to or after the granting of the applicable Incentive Compensation. The Committee may seek forfeiture or recoupment from the Covered Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; and direct repayment. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or VLI’s policy, including termination of employment or institution of civil proceedings.

3.	Limitations

The implementation of action set forth in Section 2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable statute or government regulation, (1) result in substantial adverse tax or accounting consequences for VLI, (2) prejudice VLI’s interests in any related proceeding or investigation, or (3) reasonably be expected to result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limitation in its sole discretion.

4.	Acknowledgement by Covered Officers

The Committee or its delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Officer as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Officer; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

5.	Amendment and Termination

The Committee may, from time to time, terminate, suspend, discontinue, revise or amend this Policy in any respect whatsoever, and (except as described in the immediately following paragraph) any such amendment will apply to Incentive Compensation granted on or after the effective date of that amendment. Nothing in this Policy will be deemed to limit or restrict VLI from providing for forfeiture or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.

This policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the The NASDAQ Capital Markets pursuant to Section 10D of the Securities Exchange Act of 1934 or otherwise (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Committee. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict VLI’s right or obligation to recover incentive-based compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to VLI, to the extent required for this Policy to comply with the Applicable Rules, and any such amendment shall apply to Incentive Compensation granted either before or after that amendment to the extent the Applicable Rules so require.

6.	Indemnification

No member of the Board, member of the Committee or employee of VLI in each case exercising such person’s responsibilities under this Policy (each, an “Indemnitee”) will have liability to any recipient of an award of Incentive Compensation or any other person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. VLI shall indemnify, defend, and hold harmless each Indemnitee from and against any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and from and against any and all amounts paid by such Indemnitee, with VLI’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee. The foregoing rights of indemnification, defense, and hold harmless shall not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that such Indemnitee’s acts or omissions giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or intentional misconduct. The foregoing rights of indemnification, defense, and hold harmless will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under VLI’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that VLI may have to indemnify or defend such persons or hold them harmless. For the avoidance of doubt, the foregoing right of indemnification, defense, and hold harmless shall not be available to a Covered Officer with respect to the forfeiture or recovery of an incentive compensation award or other payment made to such Covered Officer.

7.	Severability

If any provision of this Policy or its application to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provision shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

/s/ Stephen Davis                                    /s/ Al Fiore                                    /s/ Glenn Muenzer

/s/ Mary Bernstein                           /s/ Howard Brecher                           /s/ Stephen Anastasio

Dated: December 1, 2023